Exhibit 99.1

News Release	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 www.3dsystems.com NASDAQ: TDSC

Contact:	Katharina Hayes 803-326-3941 Email: HayesK@3dsystems.com
3D Systems Elects William E. Curran to Board of Directors
- Former Philips executive brings extensive Electronics and Medical Systems experience-
ROCK HILL, SOUTH CAROLINA, January 24, 2008: 3D Systems Corporation (Nasdaq: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions, today announced that its Board of Directors has elected William E. Curran a director of the company.
Mr. Curran is a retired executive with extensive experience in the medical device industry, including a successful 28-year career with Philips Electronics and Philips Medical Systems, involving diverse operational and senior management roles. His years at Philips Medical Systems included positions as Chief Operating Officer and Chief Financial Officer. While at Philips Electronics North America, he was President and Chief Executive Officer and, previously, Chief Financial Officer.
“We are very pleased to have a person of Bill’s caliber join our Board of Directors,” said Walter Loewenbaum, 3D Systems’ Chairman of the Board. “Bill brings a unique blend of business experience that will enhance the range of skills and expertise within our Board of Directors.”
Mr. Curran is currently non-executive Chairman and Director of Resonant Medical, an early-stage privately owned company specializing in three- dimensional ultrasound image-guided adaptive radio therapy products. He is also a director of Ventracor, a global medical device company which produces an implantable blood pump. He serves on Ventracor’s Audit, Risk and Compliance Committee and its Nominations Committee. Previously, he served as a Director

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of two listed companies, each related to his career with Philips Electronics: FEI Company and MedQuist, Inc.
“The addition of Bill Curran to our Board underscores our commitment and drive to improve all aspects of our business,” said Abe Reichental, 3D Systems’ President and CEO. “The electronics and medical systems sectors are of great interest to our company and its future growth plans within 3-D Modeling and Rapid Manufacturing. We expect that Bill’s extensive industry experience, coupled with his comprehensive strategic, operating and financial background, will make him a valuable addition to our Board.”
About 3D Systems
3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com, or via e-mail at moreinfo@3dsystems.com.
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